Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF

SOLID POWER OPERATING, INC.

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2021. Unless the context requires otherwise, references to “we,” “us,” “our” and the “Company” (i) prior to the consummation of the business combination, refer to Solid Power Operating, Inc. (f/k/a Solid Power, Inc., “Legacy Solid Power”) and (ii) following the consummation of the business combination, refer to Solid Power, Inc. (f/k/a Decarbonization Plus Acquisition Corporation III) and its subsidiaries, including Legacy Solid Power.

You should read the following discussion and analysis of Solid Power’s financial condition and results of operations together with Legacy Solid Power’s historical financial statements and the related notes and unaudited pro forma condensed financial information that are attached to the Form 8-K as Exhibits 99.1 and 99.2, respectively. Some of the information contained in this discussion and analysis, including information with respect to Solid Power’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 40 and 38, respectively, of the Proxy Statement/Prospectus, Solid Power’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte. We focus solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market.

As a development-stage company, we have historically generated revenue through performance on government contracts and grants as well as a small volume of sales of our cells and materials into non- commercial markets. These activities have partially funded our research and development activities to date. In addition, we have been able to secure additional liquidity through various financing rounds. Most recently, on May 5, 2021, we announced a $135.6 million Series B investment round (the “Series B Financing”), led by BMW Holding B.V. (“BMW”) and Ford Motor Company (“Ford”), resulting in an implied post-money enterprise value of $685.6 million. In conjunction with this capital infusion, we also announced an expansion of our Joint Development Agreements with BMW of North America LLC and Ford to develop all-solid-state battery cells for future electric vehicles.

Furthermore, on June 15, 2021, we entered into the Business Combination Agreement with Solid Power and Merger Sub, where, at signing, the combined company’s implied enterprise value was approximately $1.2 billion pre-money. This increase in implied valuation (which valuation includes funds received from the Series B Financing but does not include any other cash received in connection with the Closing) relative to the post-money valuation at the closing of the Series B Financing was attributable to many factors, including, but not limited to, an aggregate economic investment of over $80 million by BMW and Ford in the Series B Financing, expansion of the Joint Development Agreements reflecting Ford and BMW of North America LLC’s respective commitments to continue to work with us to further develop our all-solid-state battery cell technology, and continued improvement and validation of our proprietary technology. As a result, Legacy Solid Power’s Series B preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), was valued at $224.2 million as of September 30, 2021, and the holders of Series B Preferred Stock received an aggregate of 33,516,978 shares of Common Stock at Closing, which included 5,586,149 shares of Common Stock issued upon the exercise of warrants received in the Series B Financing, which shares and warrants had an aggregate value of approximately $402.2 million based on the closing trading price of the Common Stock on December 7, 2021.

We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive original equipment manufacturers (“OEMs”) and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:

•       safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

•       cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs;

•       range, the distance a car can travel between charges, through innovations in battery technology battery life is being expanded; and

•       calendar life – how long a battery cell can last before seeing significant degradation, especially at elevated temperature – as compared to current-generation lithium-ion.

Critically, the cell manufacturing processes we have developed are already used globally for high volume traditional lithium-ion battery cell production, which we anticipate will enable manufacturers of our all-solid- state battery cells to meet volume and cost requirements of OEMs.

We intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners. In addition, we plan to sell our proprietary sulfide-based solid electrolyte material to enable cell production by our partners and to other solid-state cell producers who may not be using our unique all-solid-state cell designs. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications.

The Business Combination

The business combination is accounted for as a reverse recapitalization. Legacy Solid Power is deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Legacy Solid Power’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Decarbonization Plus Acquisition Corporation III is treated as the acquired company for financial statement reporting purposes. The most significant change in Solid Power’s future reported financial position and results are expected to be the $499.0 million net increase in cash and cash equivalents (as compared to Legacy’s Solid Power’s balance sheet at September 30, 2021) and the $1,022.9 million net increase in total stockholders’ equity (as compared to Legacy Solid Power’s balance sheet at September 30, 2021), both of which include $195 million in gross proceeds from the sale of 19.5 million shares of Common Stock to the PIPE Investors. Total transaction costs are estimated at approximately $41.9 million.

As a result of the business combination, Legacy Solid Power will become the successor to an SEC-registered and Nasdaq-listed company, which will require Legacy Solid Power to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. In addition, we expect that our research and development and other expenses will continue to increase as we expand our development efforts to obtain qualification for electric vehicle testing, expand existing relationships with our development partners, and eventually commercialize our products. See “Liquidity and Capital Resources.”

Key Trends, Opportunities and Uncertainties

We are a research and development company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” appearing in the Proxy Statement/Prospectus beginning on page 40 and 38, respectively, which is incorporated by reference. Specifically, the success of our business is dependent upon our ability to successfully develop and commercialize our products, which will require significant capital and subject us to regulatory oversight. For more information, please read “Information About Solid Power” appearing in the Proxy Statement/Prospectus, beginning on page 184, which is incorporated by reference.

Additionally, the COVID-19 pandemic has disrupted supply chains and affected production and sales across a range of industries. The long-term extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, vaccine distribution and uptake and the impact on our customers, employees and vendors. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

To date, the primary impact of the COVID-19 pandemic on our liquidity was an overall unfavorable fundraising environment during mid-2020, which delayed our Series B Financing to May 2021. In response to such delay, our planned growth during 2020 was largely deferred to 2021. To date, we have not materially altered any terms with our contractors, suppliers, customers, other business partners or financing sources as a result of the COVID-19 pandemic.

Basis of Presentation

We currently conduct our business through one operating segment. As a research and development company with no commercial operations, our activities to date have been limited and were conducted primarily in the United States. Our historical results are reported under U.S. GAAP and in U.S. dollars.

Components of Our Results of Operations

We are a research and development stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Collaboration and Support Revenue

We earn revenue primarily from collaborative research and development agreements with both commercial partners and governmental agencies. Our revenues include a modest amount of product sales. Collaboration and support revenues are recognized as the underlying costs of fulfilling required research objectives are incurred.

Cost of Revenue

Cost of revenue consists primarily of employee compensation and related overhead costs, as well as direct material and consulting expenses incurred to fulfill contractually required research deliverables. Costs of collaboration and support revenue are expensed as incurred.

Gross Margin

Our gross margin can fluctuate significantly from quarter to quarter, reflecting contractual delivery timeframes, conclusion of existing contracts, additions of new contracts and the timing effects of the variable availability of employees, materials and access to technical equipment. Gross margin, calculated as collaboration and support revenue less costs of revenue, has been, and will continue to be, affected by various factors, including fluctuations in the number and mix of collaboration and support revenue contracts and the cost of enhancing our internal technical equipment resources.

Operating Expenses

Research and development

Research and development expenses primarily consist of personnel-related expenses for scientific, engineering and operation technician personnel, as well as materials, equipment costs and consulting expenses incurred to further our commercialization development efforts. We anticipate significant research and development cost increases related to the expansion of our research and development team and building the infrastructure needed to enable the achievement of entering automotive product qualification testing processes.

Sales and marketing

Sales and marketing expenses consist primarily of expenses for business development personnel as well as expenses associated with trade shows, lobbying and consulting. We anticipate significant expansion in our sales and marketing efforts as the COVID-19 pandemic abates, resulting in resumption of technical conferences, trade shows and significant efforts to expand our business development into both the electric vehicle markets and other battery-oriented markets.

Finance and administrative

Finance and administrative expenses consist primarily of personnel-related expenses for our executive and administrative functions as well as outside professional services, including legal, accounting and other advisory services. We expect our finance and administrative expenses to increase significantly in the near term due to transaction related costs and expansion of our infrastructure to prepare for being a public company upon Closing.

Other income (expense)

Interest (expense)

Interest (expense) consists primarily of interest incurred on equipment financing notes, a bank term loan and unsecured convertible investor notes issued at various times from December 2019 to September 2021.

Other income (expense)

Other income (expense) consists primarily of income realized from cash investments and a forgiven 2020 Payroll Protection Plan (“PPP”) loan, more than offset by costs associated with fair value recording of convertible notes and contract cancellation costs. The notes contained multiple conversion features that constituted embedded derivatives; we evaluated each note and recorded expenses either reflecting the cost of marking the notes to fair value or the expense associated with the assessed value of the embedded derivatives in the notes. During 2021, our other income (expense) includes amounts paid to terminate a manufacturing rights letter agreement with one of our stockholders that we entered into in connection with the initial sale of Legacy Solid Power Series A-1 preferred stock, par value $0.0001 per share (“Series A-1 Preferred Stock”).

Results of Operations

Comparison of the Three Months Ended September 30, 2021 to the Three Months Ended September 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change
Collaboration and support revenue	628	572	56	10%
Cost of revenue	709	467	242	52%
Gross margin	(81)	105	(186)	(177%)
Operating expenses:	4,400	2,384	2,016	85%
Research and development
Sales and marketing	729	309	420	136%
Finance and administrative	3,271	302	2,969	983%
Total operating expenses	8,400	2,995	5,405	180%
Loss from operations	(8,481)	(2,890)	(5,591)	(193%)
Other income (expense):
Interest (expense)	(14)	(88)	74	84%
Other (expense)	(2)	-	(2)	NM
Total other income (expense)	(16)	(88)	72	82%
Loss before income taxes	(8,497)	(2,978)	(5,519)	(185%)
Provision for income taxes	(47)	25	(72)	(288%)
Net loss	(8,450)	(3,003)	(5,447)	(181%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue increased by $0.06 million, or 10%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into during 2020, and which had significant related revenues in the third quarter of 2021.

Cost of Revenue

Cost of revenue increased by $0.2 million, or 52%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the third quarter of 2021.

Gross Margin

Gross margin decreased by $0.2 million, or 177%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This decrease was primarily related to lower commercial revenues in the third quarter of 2021.

Operating Expenses

Research and development

Research and development expenses increased by $2.0 million, or 85%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.

Sales and marketing

Sales and marketing expense increased by $0.4 million, or 136%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.

Finance and administrative

Finance and administrative expense increased by $3.0 million, or 983%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees associated with legal, compliance and accounting matters, primarily in connection with the business combination.

Other income (expense)

Interest (expense)

Interest (expense) decreased by $0.07 million, or 84%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The decrease primarily reflects the increased interest income offsetting interest expense in the third quarter compared to prior year.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 to the Nine Months Ended September 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change
Collaboration and support revenue	$1,669	$1,517	$152	10%
Cost of revenue	1,764	1,234	530	43%
Gross margin	(95)	283	(378)	(134%)
Operating expenses:
Research and development	10,709	7,506	3,203	43%
Sales and marketing	1,819	926	893	96%
Finance and administrative	6,200	935	5,265	563%
Total operating expenses	18,728	9,367	9,361	100%
Loss from operations	(18,823)	(9,084)	(9,739)	(107%)
Other income (expense):
Interest (expense)	(347)	(239)	(108)	(45%)
Other (expense)	(5,782)	-	(5,782)	NM
Total other income (expense)	(6,129)	(239)	(5,890)	NM
Loss before income taxes	(24,952)	(9,323)	(15,629)	(168%)
Provision for income taxes	(88)	77	(165)	(214%)
Net loss	$(24,864)	$(9,400)	$(15,464)	(165%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue increased by $0.2 million, or 10%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into in late 2020, and which had significant related revenues in the first nine months of 2021.

Cost of Revenue

Cost of revenue increased by $0.5 million, or 43%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the first nine months of 2021.

Gross Margin

Gross margin decreased by $0.4 million, or 134%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This decrease was primarily related to lower commercial revenues in the first nine months of 2021.

Operating Expenses

Research and development

Research and development expenses increased by $3.2 million, or 43%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.

Sales and marketing

Sales and marketing expense increased by $0.9 million, or 96%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.

Finance and administrative

Finance and administrative expense increased by $5.3 million, or 563%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees expenses associated with legal, compliance and accounting matters, primarily in connection with the Series B Financing and the proposed business combination.

Other income (expense)

Interest (expense)

Interest (expense) increased by $0.1 million, or 45%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase primarily reflects the increased interest expense associated with the $10.0 million of aggregate principal amount of unsecured convertible notes we issued to investors in December 2020 and during the first half of 2021.

Other (expense)

Other (expense) increased to net other expense totaling $5.8 million for the nine months ended September 30, 2021, primarily due to amounts paid to terminate a manufacturing rights letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock, expense adjustments associated with our convertible notes and their embedded derivatives issued in the first half of 2021, and loss on extinguishment of a loan.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019

The following table sets forth our historical operating results for the periods indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Collaboration and support revenue	$2,103	$2,276	$(173)	(8%)
Cost of revenue	1,670	1,821	(151)	(8%)
Gross margin	433	455	(22)	(5%)
Operating expenses:
Research and development	9,593	7,241	2,352	32%
Sales and marketing	1,205	1,544	(339)	(22%)
Finance and administrative	1,227	917	311	34%
Total operating expenses	12,026	9,701	2,325	24%
Loss from operations	(11,593)	(9,247)	(2,346)	(25%)
Other income (expense):
Interest (expense)	(361)	(59)	(302)	(512%)
Other income (expense)	(2,303)	232	(2,535)	NM
Total other income (expense)	(2,664)	173	(2,837)	NM
Loss before income taxes	(14,257)	(9,074)	(5,184)	(57%)
Provision for income taxes	118	135	(17)	(13%)
Net loss	$(14,375)	$(9,208)	$(5,166)	(56%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily attributable to the termination of a services agreement for administrative services to a related party company. The services agreement was discontinued in mid-2019 and generated approximately $0.2 million of support revenue in the year ended December 31, 2019.

Cost of Revenue

Cost of revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced personnel-related expenses charged to collaboration and services agreements compared to the year ended December 31, 2019.

Operating Expenses

Research and development

Research and development expenses increased by $2.4 million, or 32%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased costs associated with a higher allocation of personnel to commercialization efforts and increased purchases of materials to support manufacturing functionality testing and the production of samples on our pilot production line.

Sales and marketing

Sales and marketing expense decreased by $0.3 million, or 22%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced business meetings, technical conferences and associated travel-related costs, as these activities were effectively ceased for a large portion of the year ended December 31, 2020 at the onset of the COVID-19 pandemic in March 2020.

Finance and administrative

Finance and administrative expense increased by $0.3 million, or 34%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by the elimination of personnel-related expenses allocated to the related-party support services arrangement that was discontinued in mid-2019 and increased professional fees associated with legal, compliance and accounting matters.

Other income (expense)

Interest (expense)

Interest (expense) increased by $0.3 million, or 512%, from $0.1 million for the year ended December 31, 2019 to $0.4 million for the year ended December 31, 2020. The increase primarily reflects the initiation of a $3.0 million bank term loan and a $3.0 million unsecured convertible note issued to an investor in December 2019.

Other income (expense)

Other income (expense) decreased from net other income of $0.2 million for the year ended December 31, 2019 to net other expense totaling $2.3 million for the year ended December 31, 2020, primarily due to expense adjustments associated with convertible notes and their embedded derivatives issued in 2020 and reduced interest income earnings due to lower cash holdings in 2020 compared to 2019.

Liquidity and Capital Resources

Sources of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We have yet to generate meaningful revenue from our business operations and have funded capital expenditure and working capital requirements through equity and debt financing and, to a lesser extent, government grants. For example, in May 2021, we consummated the Series B Financing whereby we issued an aggregate of 8.8 million shares of Series B Preferred Stock and 1.8 million warrants to purchase common stock of Legacy Solid Power for an aggregate purchase price of $149 million, approximately $135 million of which was paid in cash, from certain existing and new investors. We also received an aggregate of $542.9 million of gross proceeds in connection with the closing of the business combination and the corresponding PIPE Financing. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

We expect our capital expenditures and working capital requirements to continue to increase materially in the near future, as we accelerate our research and development efforts and scale up production operations with our partners. Specifically, we expect to deploy a significant amount of capital in constructing and outfitting our second facility in 2022 to support our initial scaling of sulfide-based electrolyte production and advanced research and development. Assuming continued development of our technologies, we intend to acquire, construct, and outfit one or more facilities in the mid-2020s to enable us to produce our sulfide-based electrolyte material in commercial quantities. These anticipated new facilities will require us to invest significant capital for the initial construction and equipment installation phase as well to operate and maintain the facilities going forward. Additionally, increased production of our sulfide-based electrolyte will require a significant amount of cash to purchase or manufacture the component materials. As we approach commercialization, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company. We believe that our cash on hand is sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of the Merger and longer term until we generate adequate cash flows from licensing activities and/or electrolyte sales. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. For more information about risks related to our business, please see “Risk Factors—Risks Related to Solid Power” in the Proxy Statement/Prospectus.

Cash Flows

The following tables summarize our cash flows from operating, investing and financing activities for the periods presented.

	Nine Months Ended September 30,
($ in thousands)	2021	2020
Net cash (used in) operating activities	(18,033)	(7,268)
Net cash (used in) investing activities	(6,762)	(972)
Net cash provided by financing activities	129,093	486

	Year Ended December 31,
($ in thousands)	2020	2019
Net cash (used in) operating activities	$(9,995)	$(8,590)
Net cash (used in) investing activities	(1,060)	(3,112)
Net cash provided by financing activities	5,395	5,890

Cash flows from operating activities:

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, commercial production development, sales and marketing, and other finance and administrative activities. We expect our expenses related to personnel, research and development, sales and marketing, and finance and administrative activities to continue to increase as we adjust to being a public company.

During the nine months ended September 30, 2021, net cash used in operations was $18.0 million, primarily resulting from a net loss of $24.9 million, after consideration of non-cash charges of $5.5 million. Net cash generated by changes in operating assets and liabilities for nine months ended September 30, 2021 consisted primarily of a $1.5 million increase in accrued expenses and other accrued liabilities and $1.1 million increase in accounts payable, partially offset by a $0.4 million increase in contract receivables and a $0.9 million increase in prepaids. The increase in accrued expenses resulted from a $1.3 million increase in 2021 bonus accruals and a $1.2 million increase in professional services accruals.  Non-cash charges relate primarily to loss from change in fair value of embedded derivative liability of $2.7 million and depreciation and amortization of $1.7 million during the nine months ended September 30, 2021.

During the nine months ended September 30, 2020, net cash used in operations was $7.3 million, primarily resulting from a net loss of $9.4 million, after consideration of non-cash charges of $1.8 million. Net cash generated by changes in operating assets and liabilities for nine months ended September 30, 2020 consisted primarily of a $0.5 million increase in accrued expenses and other accrued liabilities and $0.3 million decrease in deferred revenue, partially offset by a $0.1 million increase in contract receivables. The increase in accrued expenses resulted from a $0.5 million increase in bonus accruals.  The decrease in deferred revenue in related to associated revenue being billed for two commercial projects. Non-cash charges relate primarily to a non-cash charge for depreciation and amortization of $1.5 million during the nine months ended September 30, 2020.

During the year ended December 31, 2020, net cash used in operations was $10.0 million, primarily resulting from a net loss of $14.4 million, after consideration of non-cash charges of $4.9 million. Net cash generated by changes in operating assets and liabilities for year ended December 31, 2020 consisted primarily of a $0.4 million decrease in deferred revenue and $0.2 million increase in contract receivables, partially offset by a $0.2 million decrease in due from related party. The decrease in deferred revenue resulted from billed revenue for BMW of North America LLC. The decrease in due from related party is related to settlement of receivables for accounting and administrative services provided to a related party. Non-cash charges relate primarily to non-cash charges from change in fair value of embedded derivative of $2.8 million and depreciation and amortization of $2.1 million during the year ended December 31, 2020.

During the year ended December 31, 2019, net cash used in operations was $8.6 million, primarily resulting from a net loss of $9.2 million, after consideration of non-cash charges of $1.7 million. Net cash generated by changes in operating assets and liabilities for the year ended December 31, 2019 consisted primarily of a $0.9 million decrease in deferred revenue, partially offset by a $0.1 million decrease in contract receivables. The decrease in deferred revenue is related to billed revenue for BMW of North America LLC and AFRL PH II. Non-cash charges relate primarily to charges for depreciation and amortization of $1.4 million during the year ended December 31, 2019.

Cash flows from investing activities:

Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased headquarters.

Net cash used in investing activities was $6.8 million for the nine months ended September 30, 2021 and included $6.6 million of purchases of machinery and equipment, compared to net cash used in investing activities of $1.0 million in the nine months ended September 30, 2020. The increase principally reflects additional purchases of equipment in connection with the expansion of production facilities.

Net cash used in investing activities was $1.1 million for the year ended December 31, 2020 and included $1.0 million of purchases of machinery and equipment, compared to net cash used in investing activities of $3.1 million in the year ended December 31, 2019. Our purchases of machinery and equipment were significantly lower in 2020 than in 2019 due to the expenditures in 2019 related to completion of our pilot production line during 2019.

Cash flows from financing activities:

We have financed our operations primarily through the sale of preferred stock, a bank term loan and the issuance of convertible notes.

Net cash provided by financing activities was $129.1 million for the nine months ended September 30, 2021 and included $135.6 million of proceeds from the Series B Financing, offset by related transaction costs.

Net cash provided by financing activities was $0.5 million in the nine months ended September 30, 2020 reflecting $0.9 million of proceeds from borrowing transactions offset by $0.5 million of debt repayments.

Net cash provided by financing activities was $5.4 million for the year ended December 31, 2020 and included $6.0 million proceeds from borrowing transactions partially offset by $0.7 million of debt repayments.

Net financing receipts in 2020 were $0.5 million less than net financing receipts in 2019 due to debt service payments of $0.6 million in 2020 on our bank term loan.

Net cash provided by financing activities was $5.9 million in the year ended December 31, 2019 and included $6.0 million from borrowing transactions partially offset by $0.1 million of debt repayments.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our financial statements included or incorporated by reference in the Form 8-K. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience, technical analysis and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

Stock-Based Compensation and Common Stock Valuation

We record stock-based compensation expense according to the provisions of ASC Topic 718 – Stock Compensation. ASC Topic 718 requires all share-based awards to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, we determine the appropriate fair value model to be used for valuing share-based issuances and the amortization method for recording compensation cost, which can be impacted by the following assumptions:

•       Expected Term – We use the simplified method of an average between the total term of the option and the vesting period of the option.

•       Expected Volatility – Since our shares are not actively traded, our volatility estimate is based on the volatility of publicly traded shares of selected other energy storage companies.

•       Expected Dividend Yield – We have not paid dividends in the past and do not anticipate paying dividends in the near future; therefore we assume a dividend yield of zero.

•       Risk-Free Interest Rate – We use yield rates published by the U.S. Treasury for zero coupon issues with a remaining term equal or similar to the expected term of our option awards.

The grant date fair value of our common stock has been determined by our board of directors with the assistance of management and based in part on an independent valuation. We intend to determine the fair value of our publicly traded common stock based on the closing market price on the date grants are made.

The estimated fair value of our common stock per share was $18.82, $0.84 and $0.84, as of September 30, 2021, December 31, 2020 and December 31, 2019, respectively. The change in fair value between such dates is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment significant concerns about liquidity and ability to execute our business plan prior to the closing of the Series B Financing; an improved macroeconomic environment at September 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short- and long-term capital needs, which was influenced by the probability of the completion of the business combination. As the common stock was entitled only to the residual assets of the Company, following the holders of Series A-1 Preferred Stock and Series B Preferred Stock receiving their preferences in accordance with Legacy Solid Power’s fourth amended and restated articles of incorporation (the “Legacy Charter”), the valuation of our common stock was low until closing the Series B Financing and our entering into the Business Combination Agreement.

Collaborative and Support Revenue

We recognize revenue from our research and development collaboration agreements representing joint operating activities in accordance with ASC Topic 808, Collaborative Arrangements. The elements of the collaboration agreements in which both parties to the contract are active participants and to which both parties are exposed to significant risks and rewards that are dependent on the commercial success of the efforts under the contract are recorded as collaborative arrangements. Generally, the classification of transactions under the collaborative arrangements is determined based on the nature of the transactions and the contractual terms of the arrangement. Collaborative revenues from cost-based contracts are recognized based on costs incurred during each period plus any earned fee. Contract costs include all direct labor, subcontract costs, costs for materials and indirect costs related to the contract performance that are allowable under the provisions of the contract. Collaborative revenues from fee-based contracts are recognized based on costs incurred to meet contractually defined milestones and deliverables along with our assessment of achievement of those measurable deliverables under the contract.

Lease Obligations

We lease our headquarters space in Louisville, Colorado, as well as a production facility in Thornton, Colorado under leases classified as operating leases. The FASB has issued ASU No. 2016-02, Leases (Topic 842) along with other related guidance (collectively, “ASU”), under which lessees are required to recognize a right of use (“ROU”) asset and related lease liability on the lessee’s balance sheet for all substantive leases. The new lease guidance is effective for the Company on January 1, 2022.

We expect the new lease guidance will have a material effect on our financial statements. We continue to assess the impact of the effect of adoption; we currently believe the most significant effects will be the recognition of new ROU assets along with additional offsetting operating liabilities of approximately the same amount based on the present value of the remaining minimum rental payments under the existing operating leases.

Mezzanine Equity

Legacy Solid Power preferred stock is classified as mezzanine equity as both classes of Legacy Solid Power preferred stock include redemption features that are not solely within our control. Legacy Solid Power preferred stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value. The estimated fair value of Series B Preferred Stock was $25.54 as of September 30, 2021. Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The estimated fair value of Series A-1 Preferred Stock was $20.34, $7.58, and $2.02, as of September 30, 2021, December 31, 2020 and December 31, 2019, respectively. The difference in the carrying values primarily relates to Series B Preferred Stock being entitled to a 1.5 times liquidation preference prior to Series A-1 Preferred Stock receiving proceeds from a deemed liquidation, in accordance with the terms of the Legacy Charter. At September 30, 2021, Series B Preferred Stock and Series A-1 Preferred Stock were carried at a discount from the anticipated value at closing of the business combination due to transaction uncertainty, including, among other closing conditions, satisfaction of the minimum cash condition and approval of the business combination by the public stockholders. We assess the fair value of Legacy Solid Power preferred stock at each reporting date. Legacy Solid Power preferred stock generated deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital when its fair value exceeds its issuance price. If paid-in-capital had been fully depleted, any remaining deemed dividend amount would have resulted in an increase to accumulated deficit. The change in fair value between each reporting date is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment; significant concerns about liquidity and ability to execute our business plan prior to closing the Series B Financing; an improved macroeconomic environment at September 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short-and long-term capital needs, which was influenced by the probability of the completion of the business combination. The fair values implied for Series A-1 Preferred Stock and Series B Preferred Stock consider the liquidation and redemption features, which causes a material difference in the valuation of Series A-1 Preferred Stock and Series B Preferred Stock when compared to valuation of Legacy Solid Power common stock. Each share of Legacy Solid Power preferred stock was converted to Legacy Solid Power common stock immediately prior to the business combination.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 3 to our audited financial statements, which are incorporated by reference, for more information.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks including credit risks, and foreign currency translation and transaction risks as well as risks relating to the availability of funding sources, hazard events and specific asset risks.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, restricted cash, accounts receivable, and net investment in direct financing receivable. Domestic cash deposits exceeded the Federal Deposit Insurance Corporation insurable limit at September 30, 2021, December 31, 2020 and 2019. We have not experienced any losses on our cash deposits to date.

Furthermore, for the year ended December 31, 2020, 41% of our revenues came from a contract with a single customer, and for the year ended December 31, 2019, 88% of our revenues came from two contracts with a single customer. We are subject to non-payment or non-performance of these counterparties, and we generally do not require collateral from our customers. We evaluate the collectability of our accounts receivable and provide an allowance for potential credit losses as necessary. To date, we have not experienced any customer credit losses.

Foreign Currency Risk

Our functional currency is the U.S. dollar reflecting our principal operating market. As we expand, we expect to be exposed to both currency transaction and translation risk as we collaborate with international investors, partners and vendors. To date, we have not had exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.